EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made as of September 16, 1997, between IT PARTNERS, INC., a Delaware corporation ("ITPI") and Christine E. Norcross ("Norcross").

      WHEREAS, ITPI desires to employ Norcross and Norcross desires to accept such employment on the terms and conditions hereinafter set forth; and

      WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of ITPI's clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of ITPI, having been acquired through ITPI's efforts and the expenditure of considerable time and money, are among the principal assets of ITPI; and

      WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Norcross will be employed, Norcross will develop special skills and knowledge peculiar to ITPI's business, whereby she will become, through her employment with ITPI, acquainted with the identities of the clients and customers of ITPI, and will acquire access to the techniques of ITPI in carrying on its business, as well as other confidential and proprietary information; and

      WHEREAS, the parties hereto acknowledge that the Covenants set forth in
Section 10 of this Agreement are necessary for the reasonable and proper protection of ITPI's confidential and proprietary information (as defined herein), customer relationships, and the goodwill of ITPI's business, and that such Covenants constitute a material portion of the consideration for Norcross's employment hereunder,

      NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Term. ITPI agrees to employ Norcross, and Norcross agrees to be employed, as Chief Operating Officer for an initial term of three (3) years commencing October 13, 1997 and ending October 12, 2000 (the "Initial Term"), unless such employment is sooner terminated as provided herein. After the Initial Term, thin Agreement shall renew automatically for successive one (1) year terms. In such capacity, Norcross shall perform such duties and have such responsibilities as are incident and customary to such offices, and shall have such powers and perform such other duties and responsibilities as may be assigned to her by the Board of Directors (the "Board"). During term hereof, Norcross shall devote her full time, attention, skill and energy to the performance of her duties under this Agreement, and she shall comply with all reasonable professional requests of the Company.
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      2.       Compensation.

            2.1. Base Salary. In consideration of Norcross's services hereunder, ITPI shall, beginning with the pay period commencing October 1, 1997, pay Norcross a minimum base salary of One Hundred Thirty Thousand and 00/100 Dollars ($130,000) per annum, payable in equal biweekly installments in accordance with ITPI's normal payroll practices. Such base salary will be reviewed annually, and may be increased (but not decreased) by ITPI's Board, or its Executive Committee in its sole discretion.

            2.2. Bonus Compensation. In addition, Norcross shall be eligible for an annual performance bonus of up to seventy-five percent (75%) of Norcross's base salary, based upon the achievement of certain defined annua1 performance goals consistent with the Company's 5-year operating plan established by the Board (including, without limitation, "threshold" goals, "plan" goals and "override" goals), in consultation with ITPI management, during the term hereof. At Norcross's discretion, up to fifty percent (50%) of the annual performance bonus amount may be paid in the form of stock options. Such options shall be granted at an exercise price equal to the then current price per share and shall vest forty percent (40%) after two years and twenty percent (20%) each year thereafter until fully vested.

                  a. Achievement by the Company of its '' threshold" performance goa1 for a given year shall make Norcross eligible to receive a bonus payment equal to fifteen percent (15%) of her annual base salary.

                  b. Achievement by the Company of its "plan" performance goal for a given year shall make Norcross eligible to receive a bonus payment equal to forty-five percent (45%) of her annual base salary.

                  c. Achievement by the Company of its "override'' performance goal for a given year shall make Norcross eligible to receive a bonus payment equal to seventy-five percent (75%) of her annual base salary.

                  d. ITPI may, in its sole discretion, pay a bonus to Norcross over and above any bonuses determined and paid to Norcross in accordance with this Section.

      3. Signing Bonus. Norcross will be paid a signing bonus of Seventy Five Thousand Dollars ($75,000), one-third (1/3) to be paid on the commencement of employment with ITPI, one-third (1/3) to be paid on April 15, 1998, and one-third (1/3) to be paid October 15, 1998. In the event that Norcross voluntarily leaves employment with ITPI prior to December 31, 1998, she must repay the signing bonus to ITPI, less any actual relocation expenses she incurred in relocating to the Baltimore-Washington area.

      4. Relocation and Moving Expenses. ITPI will pay reasonable expenses for Norcross for up to twelve (12) months for temporary housing, furniture rental, automobile rental, and airfare from and to Atlanta up to a maximum of two thousand five hundred dollars ($2,500) per month. In addition, ITPI will pay reanonable moving expenses for Norcross from Atlanta to the Baltimore-Washington area up to a maximum of Ten Thousand Dollars ($10,000).
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      5.      Stock Options.  In addition, sixty (60) days after the start of employment by ITPI, and in consideration of accepting employment as Chief Operating Officer, Norcross shall be granted 50,000 stock options at the then current price per share, and which shall vest forty percent (40%) after two years and twenty percent (20%) each year thereafter until fully vested.

      6. Fringe Benefits. During the term of this Agreement, Norcross shall be entitled to participate in any and all fringe benefit plans, programs and practices, including life insurance, which shall from time to time be sponsored by ITPI for the benefit of its executive employees, and shall be furnished with other services and perquisites appropriate to her position.

      7. Vacation and Sick Leave. Norcross shall be entitled to a total of four (4) weeks of vacation during the term hereof. Unused vacation shall not accumulate from year to year. Norcross may take her vacation at such time or times as shall not unreasonably interfere with the performance of her duties under this Agreement. Norcross shall be entitled to paid sick leave and holidays in accordance with ITPI 's announced policy for executive employees as in effect from time to time.

      8. Reimbursement of Expenses. Norcross is authorized to incur reasonable expenses in connection with the business of ITPI including expenses for travel and similar items. ITPI will reimburse Norcross for all previously approved reasonable expenses upon itemized account of expenditures.

      9. Illness or Disability. Norcross shall receive full compensation for any period of illness or disability during the term of this Agreement until such time as she receives benefits under the long term disability insurance coverage provided by ITPI, provided, however, that such interim period of compensation for illness or disability shall not exceed six
(6) months. Notwithstanding the foregoing, ITPI shall have the right to terminate this Agreement without further obligation to Norcross if such illness or disability shall be of such a character as totally to disable Norcross from rendering any services to ITPI for a period of more than six (6) consecutive months on giving at least thirty (30) days' written notice of intention to do so.

      10,      Termination of Employment.  Norcross's employment hereunder is employment at will, and either ITPI or Norcross may terminate this Agreement and Norcross's employment at any time, with or without cause. If ITPI terminates the Agreement other than (i) for Cause (defined below) or (ii) due to Norcross's Disability as described in Section 6 hereof, Norcross shall be entitled to receive, as her exclusive remedy for such termination, the payment of her then-current base salary for the longer of (A) six months from the date of termination or (B) the remainder of the Term hereof (the "Severance Benefit"). Such Severance Benefit shall be payable to Norcross in equal monthly installments consistent with ITPI's standard payroll practices, the first of such installments to be due within thirty (30) days after a qualifying termination hereof. For purposes of this Agreement, "Cause" shall mean drug or alcohol abuse, conviction of a felony or crime involving moral turpitude, a material breach of this Agreement, or any willful or grossly
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negligent act or omission by Norcross having a material adverse effect on the business of ITPI.

      11.       Restrictive Covenants.

            a. Noncompetition. Norcross agrees that during her employment, and for the remainder of the Term hereof (the "Protected Period"), she shall not: (a) engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity that provides computer programining or consulting services, or any other products or services competitive with those currently provided by ITPI or those ITPI is providing as of the date of termination of Norcross's employment with ITPI ("Competitive Activity"); or (b) have any ownership or financial interest, directly or indirectly, in any entity that engages in Competitive Activity, including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly owned corporation in which Norcross owns less than 2% of the outstanding shares of such corporation), officer, director, employee, member, associate, principal, agent, representative or consultant, and shall not in any other manner, directly or indirectly, compete to any extent with such business of ITPI.

            b. Nonsolicitation. During Norcross's employment with ITPI, and during the Protected Period, Norcross agrees not to solicit or conduct business, without ITPI's consent, with any client or customer of ITPI (past or present), whether or not ITPI is doing work for such client or customer as of the date of termination of Norcross's Employment with ITPI, as well as any prospective client or customer of ITPI, or to contact, solicit, interfere with or attempt to entice in any form, fashion or manner any employee of ITPI for the purpose of inducing that employee to terminate her/her employment with ITPI or act in any way that would be contrary to the best interests of ITPI.

            c .       Nondisclosure.  During and after Norcross's employment
with ITPI, Norcross agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of ITPI, regardless of whether the same shall be or may have been originated, discovered or invented by Norcross or by Norcross in conjunction with others. For purposes of this Agreement, the term "confidential or proprietary information'' shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of ITPI, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems, and the procedures, systems and businees methods of ITPI.

            d. Geographic Scope of Restrictive Covenants. The geographic area in which Norcross shall not engage in any of the prohibited activities listed in subsections 8a and 8b hereof shall be limited to the continental United States.
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      12.      Remedies for Breach.  Norcross hereby acknowledges and agrees that a violation of any of the covenants see forth in Section 8 hereof (the "Covenants") would reoult in immediate and irreparable harm to ITPI, and that ITPI's remedies at law, including, without limitation, the award of money damages, would be inadequate relief to ITPI for any such violation.
Therefore, any violation or threatened violation by Norcross of the Covenants shall give ITPI the right to enforce such Covenant through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. Such remedies shall be cumulative and in addition to any other remedies ITPI may have, at law or in equity.

      13. Notice of Subsequent Employment; Etc. Norcross agrees that she shall, during the one (l) year period following the termination of her employment with ITPI, give written notice to ITPI of the names and addresses of each person, firm, corporation or other entity by whom she is employed or for whom she acts as director, agent, representative, member, associate or consultant. Norcross further agrees that if at any time during such one (1) year period she conducts business on her own account, or through a proprietary interest in any business, firm, partnership or other entity, or as contractor, or owns any stock in a corporation, Norcross shall give written notice to ITPI of the name, address and nature of any such business.

      14.       Return of ITPI Property; Assignment of Inventions.

            a. Return of Property. Upon the termination of Norcross's employment with ITPI for any reason, Norcross shall leave with or return to ITPI all personal property belonging to ITPI ("ITPI Property") that is in Norcross's possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such ITPI Property contains confidential or proprietary information of ITPI as described in Section 8c hereof.

            b. Assignment of Inventions. If at any time or times during Norcross's employment, Norcross shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (a) relates to the business of ITPI or any of the products or services being developed, manufactured or sold by ITPI or that may be used in relation therewith, (b) results from tasks assigned her by ITPI or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased, or contracted for by ITPI, such Developments and the benefits thereof shall immediately become the sole and absolute property of ITPI and its assigns, and Norcross shall promptly disclose to ITPI (or any persons designated by it) each such Development and hereby assigns any rights Norcross may have or acquire in the Developments and benefits and/or rights resulting therefrom to ITPI and its assigns without further compensation and shall communicate,
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without cost or delay, and without publishing the same, all available information relating thereto with all necessary plans and models) to ITPI.

                  Upon disclosure of each Development to ITPI, Norcross will, during her employment and at any time thereafter, at the request and expense of ITPI, sign, execute, make and do all such deeds, documents, acts and things as ITPI and its duly authorized agents may reasonably require:

                   (i) to apply for, obtain and vest in the name of ITPI alone (unless ITPI otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                  (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event ITPI is unable, after reasonable effort, to secure Norcross's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Norcross's physical or mental incapacity or for any other reason, Norcross hereby irrevocably designates and appoints ITPI and its duly authorized officers and agents as Norcross's agents and attorneys-in-fact, to act for and in behalf of Norcross and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Norcross.

      15. Survival. The provisions of Sections 11, 12, 13 and 14 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

      16. Effect of Agreement. This Agreement sets forth the final and complete Agreement of the parties. It shall not be assigned by Norcross and may not be modified except by way of a writing executed by both parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

      17. Governing Law. The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

      18. Other Agreements. Any earlier employment or stock option agreements between Norcross and ITPI are hereby terminated and shall be no further effect after the effective date hereof.

                   [The next page is the Signature Page.]
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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

                                    IT PARTNERS, INC.

                                    By: /s/ Daniel J. Klein
                                        -----------------------
                                    Name:  Daniel J.  Klein
                                    Title: CEO



                                    /s/ Christine E. Norcross (SEAL)
                                        ---------------------
                                        Christine E.  Norcross